Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors,
Reg Technologies Inc.

We consent to the inclusion in the Form 20-F of our report dated August 24, 2009, except for Note 14 which is as of November 13, 2009, on the consolidated balance sheet of Reg Technologies Inc. as of April 30, 2009 and the related consolidated statements of loss and comprehensive loss, stockholders’ equity and cash flows for the year then ended.

/s/ DALE MATHESON CARR-HILTON LABONTE LLP

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
August 27, 2010